Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
SearchMedia International Limited
We consent to the use of our report, dated March 31, 2009, with respect to the balance sheets of Shenzhen Dale Advertising Co., Ltd. as of December 31, 2006 and June 3, 2007, and the related statements of income, owner’s equity and comprehensive income, and cash flows for the year ended December 31, 2006 and the period from January 1, 2007 through June 3, 2007, included herein, and to the reference to our firm under the heading “Experts” in the registration statement of ID Arizona Corp. (Registration Statement Number 333-158336).
/s/ KPMG
Hong Kong, China
September 30, 2009